EXHIBIT 10.65

TRADEMARK LICENSE AGREEMENT

between

MRS. FIELDS FRANCHISING, LLC

a Delaware limited liability company

and

Shadewell Grove IP, LLC

a Delaware limited liability company

DATED:  December 24, 2004

TABLE OF CONTENTS

RECITALS
AGREEMENT
1.	DEFINITIONS
2.	GRANT OF LICENSE
3.	RESERVATION OF RIGHTS
4.	LICENSE TRANSFER
5.	LICENSE FEE AND ROYALTIES
6.	GUARANTEED ROYALTY
7.	LICENSE RETENTION
8.	SHADEWELL REPORTS
9.	DEVELOPMENT OF ROYALTY BEARING PRODUCTS
10.	ADVERTISING AND PROMOTION REQUIREMENTS
11.	LABELING
12.	USE OF LICENSED NAMES AND MARKS
13.	INFRINGEMENT
14.	INSURANCE
15.	CONFIDENTIALITY
16.	TERM AND TERMINATION
17.	DISPOSAL OF INVENTORY UPON EXPIRATION
18.	FINAL STATEMENT UPON TERMINATION OR EXPIRATION
19.	REPRESENTATIONS AND WARRANTIES
20.	INDEMNIFICATION
21.	NOTICES
22.	GENERAL PROVISIONS
EXHIBIT “A” LICENSED NAMES AND MARKS
EXHIBIT “B” ROYALTY BEARING PRODUCTS

ii

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made and entered into this 24th  day of December, 2004 by and between MRS. FIELDS FRANCHISING, LLC, a Delaware limited liability company (“MFF”), and Shadewell Grove IP, LLC, a Delaware limited liability company (“Shadewell”). MFF and Shadewell are sometimes collectively referred to herein as the “parties.”

RECITALS

WHEREAS, MFF is an affiliate and licensee of The Mrs. Fields’ Brand, Inc., the sole owner of certain trademarks, service marks, and trade names, which have become associated with high quality food products, and has the right under its license to sublicense such marks in the manner set forth herein;

WHEREAS, Shadewell desires to acquire a license from MFF to package, distribute and sell through designated distribution channels pre-packaged, ready-to-eat shelf stable brownies and ready-to-eat shelf stable dessert toppings and syrups, each utilizing the Mrs. Fields trademarks, service marks and trade names, and MFF desires to grant Shadewell such license upon and subject to the provisions of this Agreement;

NOW THEREFORE, in consideration of the covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.                                       DEFINITIONS

(a)                                  “Change of Control” shall mean (i) any merger or consolidation of Shadewell with or into another corporation or entity, in which the members of Shadewell immediately prior to the transaction collectively own less than 50% of the voting power of the surviving entity immediately after the transaction or (ii) the sale of all or substantially all of the interests in Shadewell to a third party.

(b)                                 “Designated Distribution Channels” shall mean grocery stores, supermarkets, drug stores, convenience stores, club stores, mass merchandisers and other similar retail prepackaged, shelf-stable food and snack retail distribution channels.

(c)                                  “Initial Term” shall have the meaning set forth in Section 16 hereof.

(d)                                 “Licensed Names and Marks” shall mean those trademarks, trade names and service marks identified on Exhibit A hereto.

(e)                                  “Minimum Amount” shall mean (i) prior to a Change of Control, $50,000 and (ii) after a Change of Control, $125,000, which amounts shall be reduced by the amount of Running Royalties paid to MFF during the applicable year.

(f)                                    “Minimum Net Sales” shall mean (i) prior to a Change of Control, Net Sales of at least $1,000,000 and (ii) after a Change of Control, Net Sales of at least $2,500,000.

(g)                                 “Net Sales” shall mean gross sales minus cash discounts for early payments.

(h)                                 “Protected Information” shall mean Mrs. Fields recipes, formulations, systems, programs, procedures, manuals, confidential reports and communications, marketing techniques and arrangements, purchasing information, pricing policies, quoting procedures, financial information, employee, customer, supplier and distributor data, all of the materials or information relating to the business or activities of MFF or its affiliates which were not otherwise known to Shadewell prior to the commencement of the negotiations leading to this Agreement, or generally known to others engaged in similar businesses or activities, and all modifications, improvements and enhancements which are derived from or relate to Shadewell’s access to or knowledge of any of the above enumerated materials or information (whether or not any of the above are reduced to writing or whether or not patentable or protectable by copyright) which Shadewell receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Shadewell’s license hereunder.  Information which is independently developed by Shadewell, or which was already in the possession of Shadewell prior to the date of this Agreement and which was not obtained in connection with the transactions contemplated by this Agreement, or information which is or becomes publicly available without breach of (i) this Agreement, (ii) any other agreement or instrument to which Shadewell is a party or a beneficiary, or (iii) any duty owed to MFF by Shadewell, shall not be considered Protected Information hereunder.

(i)                                     “Royalty Bearing Product(s)” shall mean the food products described on Exhibit B hereto using the Licensed Names and Marks.

(j)                                     “Royalty Default Rate” shall mean the interest rate which is the lesser of (i) the annual rate from time to time publicly announced by Citibank, N.A. at its “base rate” or “prime rate” (or any successor rate) plus two percent (2%) or (ii) the highest applicable legal rate.

(k)                                  “Royalty Waiver” shall have the meaning set forth in Section 5 hereof.

(l)                                     “Running Royalty” or “Running Royalties” shall mean the royalty or royalties from time to time payable pursuant to Section 5.

(m)                               “Territory” shall mean United States, Mexico and Canada.

2.          GRANT OF LICENSE

(a)           Grant.  Subject to the terms and conditions of this Agreement, MFF hereby grants to Shadewell, and Shadewell hereby accepts the grant by MFF of, the exclusive right and license to use the Licensed Names and Marks to market Royalty Bearing Products through Designated Distribution Channels throughout the Territory.  Except as stated in Section 3, MFF shall not compete with Shadewell in the (i) use of any trademark, service mark or tradename in marketing Royalty Bearing Products in Designated Distribution Channels in the Territory or (ii) license any third party to use the same in marketing any Royalty Bearing Products in Designated Distribution Channels in the Territory.

(b)           First Right of Offer - Products.  If at any time during the Initial Term and Option Periods MFF determines to offer a license for the sale of a Brownie  Product or a Topping Product marketed through the Designated Distribution Channels for countries outside the Territory to a third party manufacturer, licensee or marketing company, prior to offering the applicable product marketed through the Designated Distribution Channels to a non-related party by any means, MFF shall notify Shadewell and provide Shadewell a sixty (60) day period of time thereafter during which MFF shall negotiate exclusively in good faith with Shadewell for the license to sell the applicable products through the Designated Distribution Channels, for countries outside the Territory.  The terms and conditions upon which MFF grants a license, if any, pursuant to this Section shall be as negotiated by MFF and Shadewell during such 60 day period; provided, that MFF is only free to reject Shadewell offer if an agreement cannot be reached as to the Licensing Fee and the Running Royalty and after such rejection, MFF can negotiate with any third party for the license to sell the applicable products marketed through the Designated Distribution Channels for countries outside the Territory and accept such third party offer only if it exceeds Shadewell’s best offer.  Any agreement reached with Shadewell during such 60-day period shall be documented in a separate agreement or addendum to this Agreement and shall become effective only when signed by all parties.

3.             RESERVATION OF RIGHTS

                MFF reserves all rights with respect to the Licensed Names and Marks not expressly licensed to Shadewell hereunder, and MFF may use or grant licenses to others to use the Licensed Names and Marks in any other manner or in connection with any goods or services, other than for sale of Royalty Bearing Products in Designated Distribution Channels in the Territory.  Without limiting the foregoing, the license granted pursuant to this Agreement shall be exclusive to Shadewell except that MFF shall not be precluded from, and hereby expressly retains the right to:  (i) own, operate, and grant or license others the right to own and operate Mrs. Fields Cookies stores which sell cookie, bakery and/or ice cream products (whether or not such products are Royalty Bearing Products) under the Licensed Names and Marks at locations within the Territory on such terms and conditions, as MFF, in its sole discretion, deems appropriate, (ii) offer for sale and sell, and license others to offer for sale and sell, any products or services under the Licensed Names and Marks which are not Royalty Bearing Products, and (iii) offer for sale and sell, and license others to offer for sale and sell, any products or services under the Licensed Names and Marks, whether or not such products are Royalty Bearing

Products, through all channels of distribution other than Designated Distribution Channels, including without limitation, all e-commerce-based retail or wholesale, television, mail order and catalog channels.   Notwithstanding the foregoing, in the event that MFF decides to offer Topping Products through television, MFF shall purchase from Shadewell all Topping Products to be sold through television, such Topping Products to be purchased at a “most favored nations” price. “Most favored nations” price for the purpose of this agreement will be the lowest net price received by Shadewell from any customer for the specific store keeping unit (“sku”) of the applicable Topping Product during the 30 day period immediately preceding the order from MFF, less an offset for the amount of the running royalty otherwise due from Shadewell to MFF which will instead be credited against the purchase price charged by Shadewell to MFF.

                4.             LICENSE TRANSFER

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their successors or assigns; provided, that the rights of the parties under this Agreement may only be assigned  (i) upon written consent by MFF or (ii) without consent to a parent corporation which owns at least fifty-one percent (51%) of such assigning party, a fifty-one percent (51%) owned subsidiary corporation of such party, a fifty-one percent (51%) owned subsidiary of a parent of such party if such parent owns at least fifty-one percent (51%) of such party, or to such other business organization which shall acquire  substantially all of the assets and business of the parties, a parent, or a subsidiary. Shadewell shall not have the right to grant sublicenses under this Agreement.  Any assignment, franchise, sublicense, or transfer, not expressly permitted by this Section 4, is prohibited and will be deemed to be null and void.

5.                                       LICENSE FEE AND ROYALTIES

(a)                                  Initial Licensing Fees.  Shadewell shall not be required to pay an initial license fee in connection with this Agreement.

(b)                                 Running Royalties.  Throughout the term (including Option Periods) of this Agreement, the Running Royalty shall be 5% of Net Sales of Royalty Bearing Products for the remainder of the term; provided, there shall be no Running Royalty during the period commencing on the date of this Agreement and ending one year after the first date that any Royalty Bearing Products are shipped by Shadewell to customers (the “Royalty Waiver”).

(c)                                  Payments.  Shadewell shall remit Running Royalties to MFF within 60 days following the end of each calendar quarter covered by the Agreement.  Absent error in the calculation of any amounts due hereunder, all Running Royalties shall be non refundable.  All fees, royalties, and amounts payable hereunder shall be paid to MFF in U.S. currency in immediately available funds at such address or to such account as shall be designated in writing by MFF.

(d)                                 Interest on Late Payments.  Shadewell shall pay interest on all overdue amounts hereunder from the due date of such amounts until paid at the Royalty Default Rate.

6.                                       NATIONAL LAUNCH AND SUPPORT

(a)                                  Prior to the end of calendar year 2006, Shadewell agrees to launch the marketing and sale of each of the categories of Royalty Bearing Products (Brownie Products or Topping Products) in at least one of the Distribution Channels throughout the United States.

(b)                                 During each of the calendar years 2007, 2008 and 2009, Shadewell agrees to continue to provide material marketing and sales support for the sale of each of the categories of Royalty Bearing Products throughout the United States consistent with past practices.

(c)                                  In the event of a breach of the obligations set forth in 6(a) or 6(b) above, MFF shall have the right, at their election, to terminate the license granted herein with respect to that category of Royalty Bearing Product that has failed to meet the above requirements.  The remedy set forth in this Section 6(c) shall be the sole and exclusive remedy available to MFF in the event of a breach of Section 6(a) or 6(b) above.

7.                                       INTENTIONALLY OMITTED

8.                                       SHADEWELL REPORTS

(a)           Periodic Reports.  On or before 60 days following the end of each calendar quarter covered by this Agreement, Shadewell shall deliver to MFF a written statement prepared, signed, and certified to be true and correct by Shadewell’s senior financial officer, or their designee, setting forth the amount of Royalty Bearing Products sold, including sufficient information and detail to confirm the calculations, which report shall be accompanied by payment in full of the amount of Running Royalties then due.

(b)           Annual Reports.  Within ninety (90) days following the end of each calendar year of this Agreement, beginning with the first such year in which Shadewell has sales of Royalty Bearing Products, Shadewell shall deliver to MFF a written statement setting forth the amount of Royalty Bearing Products sold and the calculations, including sufficient information and detail to confirm the calculations, used to determine such amounts, which calculations shall be signed and certified as true and correct by an independent certified public accounting firm chosen by Shadewell and acceptable to MFF, which acceptance shall not be withheld unreasonably.  If this statement discloses that the amount of Running Royalties paid during any period to which the report relates was less than the amount required to be paid or that any other amount is due MFF, Shadewell immediately shall pay such amounts, together with accrued interest at the Royalty Default Rate in cash or other immediately available funds. MFF shall have the right to examine and audit the books and records of Shadewell to verify the amount of Royalty Bearing Products sold.

9.             DEVELOPMENT OF ROYALTY BEARING PRODUCTS

                Shadewell hereby covenants, agrees, warrants and represents that:

(a)           Product Marketing.  All Royalty Bearing Products shall be marketed and sold as “premium” products consistent with MFF’s then existing image.  Shadewell accepts full responsibility for and agrees to pay all costs it incurs associated with all advertising and promotion, packaging design, graphics, and packaging materials for Royalty Bearing Products.

 (b)          Customer Complaints.  Shadewell shall provide MFF a summary of all written consumer complaints received regarding the quality of the Royalty Bearing Products and shall maintain all written consumer complaints and a telephone log for all consumer complaints received by telephone for a period of one year.  Shadewell will send a written report to MFF each month containing the comments received, names of complaining persons, with addresses and telephone numbers (if available).  Comments will be organized and summarized by type of comment or complaint and by the geographical location of the complaint.  Such information will also be available for inspection by MFF during normal working hours upon reasonable notice.  Shadewell further agrees that it will respond to any written customer complaint within ten (10) days of receipt of such complaint by written response with either a refund of the customer’s money or a coupon for the same type of Royalty Bearing Product purchased, depending upon the complaining customer’s request.  Shadewell further agrees that any complaints about MFF products which are not Royalty Bearing Products will be forwarded to MFF within five (5) days of receipt.  MFF agrees that all customer complaints and comments received by it with respect to Royalty Bearing Products will be forwarded to Shadewell within five (5) days of receipt.  Shadewell shall further provide MFF with copies of all responses to complaints, upon request.

10.           ADVERTISING AND PROMOTION REQUIREMENTS

Shadewell shall market Royalty Bearing Products as premium products or as is otherwise consistent with MFF’s then existing image so that such marketing shall not reflect adversely upon Royalty Bearing Products, the good name of MFF, or the Licensed Names and Marks.  MFF shall have a prior to use reasonable right of approval for all promotional, marketing and advertising materials and concepts for each promotional campaign Shadewell uses to market Royalty Bearing Products.  In that regard, MFF shall have a reasonable right of approval, prior to the development of final television, radio or printed advertisements, the final “story boards” with respect to television advertising, the final “script” with respect to radio spots and the final “layouts” with respect to printed advertisements.  MFF shall also have a reasonable right of approval with respect to the actors or actresses used in connection with any such advertising campaigns; provided, that Shadewell shall have the right to make minor variations in promotional, marketing and advertising materials used in connection with the approved promotional campaigns.  All advertisements and advertising campaigns shall conform in all material respects to the approvals given by MFF.  MFF shall have five (5) business days following the receipt of the proposed promotional, marketing or advertising materials to send Shadewell written notice of its disapproval which shall include an explanation of the basis for disapproval.  If such written disapproval is not received by Shadewell within this five (5) business day period, the marketing, promotional or advertising material submitted to MFF shall be deemed approved.  Any material modifications to any such materials previously approved by MFF shall be subject to approval pursuant to this Section 10.  Once a promotional campaign has been approved by MFF, if no material changes are made to it by Shadewell, MFF shall not rescind its approval and Shadewell may proceed accordingly on the basis that it is approved.

11.                                 LABELING

Whenever Shadewell uses the Licensed Names and Marks, Shadewell shall affix the appropriate trademark notice and agrees to use the registration symbol of “R”  in connection with its use of the Licensed Names and Marks, or “TM” where the mark has not been registered federally, and in each instance where appropriate accompanied by the words “Reg. TM of MFF” or a reasonable facsimile thereof or such other reference as may be designated by MFF from time to time.  Where a Licensed Name and Mark is used more than once on packaging, in copy or advertising or on the Royalty Bearing Products, the “R” or “TM” designation need only be used once either on the most prominent use of the Licensed Name and Mark, or if all uses are of equal prominence, then on the first use of the Licensed Name and Mark in or on each package, copy, advertisement, or product.  Shadewell shall use the Licensed Names and Marks only as trademarks, service marks, or trade names and shall affix the notice as specified.  Shadewell shall not have the right, unless previously agreed in writing by MFF, to use other trademarks, service marks, or trade names in marketing and promoting Royalty Bearing Products.  MFF shall have the right to own and register any such other trademark, service mark, or trade name which is registerable, including a Licensed Name or Mark or “Fields” in any format, and such trademarks, service marks, and trade names owned or registered by MFF shall be included in the Licensed Names and Marks, and Shadewell shall cooperate with MFF by providing packaging, labeling, and documentation as may be required to obtain and maintain such registration.

12.                                 USE OF LICENSED NAMES AND MARKS

(a)           Restrictions On Use.  Unless MFF consents in writing, which consent shall not be unreasonably withheld, Shadewell shall use the Licensed Names and Marks:

(i)            only for the purposes of and pursuant to this Agreement,

(ii)                                  only in a manner consistent with the scope of the relevant registration of the Licensed Names and Marks or applications therefor in the Territory,

(iii)                               only in the manner permitted and prescribed by MFF as set forth herein,

(iv)                              only with respect to Royalty Bearing Products, and

(v)                                 only to sell Royalty Bearing Products through Designated Distribution Channels.

(b)                                 Recognition of Goodwill.  Shadewell recognizes the value of the goodwill associated with the Licensed Names and Marks and acknowledges that the Licensed Names and Marks and all rights therein and goodwill pertaining thereto belong exclusively to MFF.

(c)                                  Validity of Other Agreements.  Shadewell agrees that it will not, during the term of this Agreement or thereafter, attack the title or any rights of MFF in and to the Licensed Names and Marks, or any other license agreement or franchise agreement involving the Licensed Names and Marks to which MFF is a party.

(d)                                 Validity of Licensed Names and Marks.  Shadewell agrees that it will not intentionally destroy, impair or in any way impede the effect and validity of the Licensed Names and Marks.

(e)                                  Validity of the Other Retail Agreements.  Nothing in this paragraph shall restrict Shadewell’s rights under any other license agreements that it may have with MFOC or its affiliates.

13.           INFRINGEMENT

Shadewell agrees to assist MFF, at MFF’s cost and expense, to the extent necessary in the procurement of any protection or to protect any of MFF’s rights to the Licensed Names and Marks, and MFF, if it so desires, may commence or prosecute any claims or suits in its  own name or, with Shadewell’s consent, in the name of Shadewell or join Shadewell as a party thereto.  Shadewell shall notify MFF in writing of any infringements or imitations by others of the Licensed Names and Marks which may come to Shadewell’s attention, and MFF shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations at MFF’s cost and expense.  Shadewell shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of MFF.

14.           INSURANCE

Shadewell shall obtain and keep in force, at its sole expense, product liability insurance providing adequate insurance for MFF against any claims and suits involving product liability arising out of, or with respect to, the transactions contemplated by this Agreement and the Retail Agreements, in no less than Ten million dollars ($10,000,000.00) combined single limit on bodily injuries and/or property damage in the aggregate.  Within thirty (30) days after the date of this Agreement, Shadewell shall submit to MFF a certificate of insurance naming MFF as an additional insured and providing that any cancellation or material change or alteration which reduces coverage or any benefits accruing to MFF shall become effective only upon thirty (30) days prior notice to MFF.  The requirements of this Section 14 are acknowledged by Shadewell to be a material term of this Agreement as defined in paragraph 16(b)(ii).

15.           CONFIDENTIALITY

(a)                                  Acknowledgment of Confidentiality.  Shadewell understands that any Protected Information disclosed to it by MFF under this Agreement is secret, proprietary and of great value to Shadewell, which value may be impaired if the secrecy of the Protected Information is not maintained.

(b)                                 Reasonable Security Measures.  MFF has taken and will continue to take reasonable security measures to preserve and protect the secrecy of the Protected Information and Shadewell agrees to take all measures reasonably necessary to protect the secrecy of such information in order to prevent it from falling into the public domain or into the possession of persons not bound to maintain the secrecy of such information.

(c)                                  Non-Disclosure Obligation.  Shadewell agrees not to disclose the Protected Information obtained pursuant to this Agreement, to any person or entity (other than Shadewell’s key officers and employees to whom disclosure is necessary and to co-packers whom have executed a Confidentiality Agreement pursuant to paragraph 4), during the term of this Agreement or at any time following the expiration or termination of this Agreement.

(d)                                 Burden of Proof.  Shadewell hereby acknowledges and agrees that if Shadewell shall disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, except as authorized herein, any Protected Information, and Shadewell shall assert as a defense that such information (i) was already known to Shadewell or developed prior to the execution of this Agreement, (ii) was independently developed by Shadewell, (iii) was disclosed to third parties without violation of this Agreement, (iv) was already in the public domain prior to the execution of this Agreement, or (v) entered the public domain without violation of this Agreement, then Shadewell shall bear the burden of proof with respect to the same.

(e)                                  Mutuality of Obligations.  MFF hereby agrees that any information which it receives from Shadewell which is within the scope of the definition of Protected

Information, shall be treated as confidential by MFF, and MFF hereby agrees to be bound by the terms of this Agreement with respect to any such information it receives from Shadewell, to the same extent that Shadewell is bound by the terms of this Agreement with respect to Protected Information, as set forth above in paragraphs 15(a), (b), (c) and (d).

16.           TERM AND TERMINATION

(a)           Term.  The initial term of this Agreement shall begin upon the execution hereof and shall continue for a period of sixty months (“Initial Term”).  So long as Shadewell is not in material default, this Agreement would then automatically renew for successive five year terms (“Option Periods”) or until such time as either party provides a written notice of non-renewal to the other party no more than 90 days and no less than twenty (20) days before the conclusion of an Option Period.   Notwithstanding the above, if during the fifth year of the Initial Term Shadewell has achieved Minimum Net Sales of Brownie Products or paid the Minimum Amount for the Brownie Products, then MFF shall not exercise its non-renewal rights under this paragraph 16(a) with respect to the Brownie Products.  Notwithstanding the above, if during the fifth year of the Initial Term Shadewell has achieved Minimum Net Sales of Topping Products or paid the Minimum Amount for the Topping Products, then MFF shall not exercise its non-renewal rights under this paragraph 16(a) with respect to the Topping Products.  Notwithstanding the above, if during the fifth year of an Option Period (after the initial Option Period) Shadewell has achieved or paid a minimum of a 2% growth of Running Royalties for the Brownie Products as compared to the Running Royalties for the Brownie Products for the fourth year of such Option Period, then MFF shall not exercise its non-renewal rights under this paragraph 16(a) with respect to the Brownie Products.    Notwithstanding the above, if during the fifth year of an Option Period (after the initial Option Period) Shadewell has achieved or paid a minimum of a 2% growth of Running Royalties for the Topping Products as compared to the Running Royalties for the Topping Products for the fourth year of such Option Period, then MFF shall not exercise its non-renewal rights under this paragraph 16(a) with respect to the Topping Products.  In the event that this Agreement is not renewed with respect to the Brownie Products or the Topping Products, as applicable, this Agreement shall remain in full force and effect with respect to the other Royalty Bearing Products until terminated in accordance with this Section 16. MFF’s termination rights under paragraph 16(b) shall not be deemed altered or waived by this paragraph 16(a).

(b)           Termination.  This Agreement may be terminated as follows:

(i)            If Shadewell defaults in the payment of any Running Royalties then this Agreement and the license granted hereunder may be terminated upon notice by MFF effective thirty (30) days after receipt of such notice, without prejudice to any and all other rights and remedies MFF may have hereunder or by law provided, and all rights of Shadewell hereunder shall cease, provided that Shadewell has not cured such default within five (5) days of receipt of such notice.

(ii)           If Shadewell fails to perform in accordance with any material term or condition of this Agreement (other than as described in paragraph 16(b)(i) above) and such default continues unremedied for thirty (30) days after the date on which Shadewell receives written notice of default, unless such remedy cannot be accomplished in such time period and Shadewell has commenced diligent efforts within such time period and continues such effort until the remedy is complete, then this Agreement may be terminated upon notice by MFF, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFF may have hereunder or by law provided.

(iii)          If Shadewell is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, unless such is dismissed, removed or otherwise cured within thirty (30) days or unless Shadewell has filed for Chapter 11 Reorganization protection under Federal Bankruptcy Laws, then this Agreement and the License granted hereunder may be terminated upon notice by MFF, effective upon receipt of such notice, without prejudice to any and all other rights and remedies MFF may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

(iv)          If MFF is determined to be insolvent, or files a petition in bankruptcy or for reorganization, or takes advantage of any insolvency statute, or makes an assignment for the benefit of creditors, or undertakes any similar action, under any federal, state or foreign bankruptcy, insolvency or similar law, or fails to perform in accordance with any material term or condition of this Agreement and such default continues for thirty (30) days after MFF receives written notice of default, then this Agreement and the License granted hereunder may be terminated upon notice by Shadewell, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Shadewell may have hereunder or by law provided, and the license herein granted shall not constitute an asset in reorganization, bankruptcy, or insolvency which may be assigned or which may accrue to any court or creditor appointed referee, receiver, or committee.

(v)           If MFF fails to perform in accordance with any material term or condition of this Agreement and such default continues unremedied for thirty (30) days after the date on which MFF receives written notice of default, then this Agreement may be terminated upon notice by Shadewell, effective upon receipt of such notice, without prejudice to any and all other rights and remedies Shadewell may have hereunder or by law provided.

(c)           Rights Upon Termination or Cancellation.  On any cancellation, termination or expiration of this Agreement;

(i)            Shadewell agrees to immediately pay to MFF all currently owed Running Royalties and any additional royalties pursuant to Section 17 and to return all Protected Information, confidential documents and other material supplied by MFF to Shadewell and agrees never to use, disclose to others, nor assist others in using the Protected Information.

(ii)           Shadewell will be deemed to have automatically and irrevocably assigned, transferred, and conveyed to MFF any rights, equities, good will, titles or other rights in and to the Licensed Names and Marks and Royalty Bearing Products which may have been obtained by Shadewell or which may have vested in Shadewell in pursuance of any endeavors covered hereby, and Shadewell will execute any instruments requested by MFF to accomplish or confirm the foregoing.  Any such assignment, transfer or conveyance shall be without consideration other than the mutual covenants and considerations of this Agreement.

(iii)          Except as provided in Section 17 below, Shadewell further agrees that it shall forthwith discontinue the use of all Licensed Names and Marks, including packaging and other paper goods and other objects bearing any Licensed Names and Marks.

(d)           Licensing of Licensed Names and Marks After Termination.  Upon any expiration or earlier termination of this Agreement, MFF may license others to use the Licensed Names and Marks to produce, sell, market and advertise products similar or identical to the Royalty Bearing Products through Designated Distribution Channels in the Territory.

17.           DISPOSAL OF INVENTORY UPON EXPIRATION

For a period of six (6) months following the termination or expiration of this Agreement, Shadewell shall have the right to sell any Royalty Bearing Products in Shadewell’s inventory. Any sales of Royalty Bearing Products under this Section shall be, at all times, in accordance with the policies, prices, and standards established for marketing and distribution of Royalty Bearing Products pursuant to this Agreement, and shall include payment of all Running Royalties accrued in accordance with Section 5 hereof.

18.           FINAL STATEMENT UPON TERMINATION OR EXPIRATION

As soon as practicable after termination or expiration of the license granted hereunder, but in no event more than thirty (30) days thereafter, Shadewell shall deliver to MFF a statement indicating the number and description of Royalty Bearing Products packaged in packaging using the Licensed Names and Marks then in Shadewell’s inventory.  MFF shall have the option to conduct a physical inventory to ascertain or verify such statement.

19.           REPRESENTATIONS AND WARRANTIES

(a)                                  Title.  MFF represents and warrants and Shadewell acknowledges that MFF has represented that MFF is the owner of all right, title, and interest in and to the Licensed Names and Marks and that such licensing and Licensed Names and Marks under this Agreement to Shadewell does not infringe upon the rights of any third parties.  Shadewell further acknowledges the good will associated with the Licensed Names and Marks and that such Licensed Names and Marks have acquired secondary meaning in the mind of the public.  Shadewell shall not during the term of this Agreement dispute or contest, directly or indirectly, or due or cause to be done, any action which in any way contests, impairs, or tends to impair MFF’s exclusive rights and title to the Licensed Names and Marks or the validity of any registrations thereof and Shadewell shall not assist others in so doing.  Shadewell shall not in any manner represent that it owns any rights in the Licensed Names and Marks (and/or registrations therefore), but may, only during the term of this Agreement, and only if Shadewell has complied with all laws, regulations and registration requirements within the jurisdiction for so doing, represent that it is a “licensee” or “official licensee” hereunder.  Shadewell shall not register or attempt to register in its own name, or that of any third party, any Licensed Name or Mark.  Subject to the terms and conditions of this Agreement, Shadewell agrees that any and all uses by Shadewell of the Licensed Names and Marks under this Agreement shall be on behalf of and accrue and inure to the benefit of MFF.  MFF will maintain at its sole expense, the proper registration of all Licensed Names and Marks used under this Agreement.

(b)                                 Right To Enter Into This Agreement.  MFF and Shadewell each warrant and represent for itself that it has the right to enter into this Agreement, that it will not knowingly subsequently take any action contrary to this Agreement, and that the entering into of this Agreement will not knowingly violate any other agreement to which it is a party or conflict with or violate any law, rule or regulation by which it is bound.

(c)                                  MFF’s Image.  MFF represents and warrants that it will not intentionally do anything to destroy or impair its existing image.

(d)                                 Compliance with Laws.  MFF represents and warrants the Royalty Bearing Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article which may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto.  MFF agrees to notify Shadewell promptly of any regulatory action of which MFF has knowledge that is taken in relation to it by any federal, state, foreign, country or municipal authority which relates to or affects the manufacture, storage, distribution or sale of the Royalty Bearing Products.

20.           INDEMNIFICATION

(a)                                  MFF Indemnification.  MFF hereby indemnifies Shadewell and forever holds Shadewell harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with (i) any breach of any of MFF’s warranties or representations as set forth in this Agreement or (ii) any claim that the use by Shadewell of the Licensed Names and Marks as provided in this Agreement infringes upon any franchise agreement, third party trademark, service mark, or trade name.

(b)                                 Shadewell Indemnification.  Shadewell hereby indemnifies MFF and forever holds MFF harmless from and against all claims, suits, actions, proceedings, damages, losses or liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) arising out of, based upon, or in connection with, unless it is at the direction of MFF (i) any breach of any of Shadewell’s warranties or representations as set forth in this Agreement, (ii) any alleged defects inherent in the distribution or sale of Royalty Bearing Products;(iii)any injuries or damages to purchasers, users, or consumers of Royalty Bearing Products arising from or related to the use or consumption of Royalty Bearing Products; (iv) any injuries or damages arising from Shadewell or any of Shadewell’s customers, advertising, marketing or promotion of the Licensed Names and Marks or Royalty Bearing Products; or (v) any alleged infringement or injuries of any third party’s copyright, patent, or trademark unless and to the extent (with respect to (iv) and (v) above) such alleged infringement is based upon Shadewell’s use of the Licensed Names and Marks as authorized in this Agreement.

(c)                                  Conditions of Indemnification.  As a condition of indemnification under this Section 20, the party seeking indemnification shall give the other party (for purposes of this Section 20 called the “Indemnifying Party”) immediate notice of and copies of all pleadings and correspondence related to the assertion of any such claim, proceeding, action, or suit and agrees not to settle, compromise, or otherwise dispose of any such claim, proceeding, action or suit without the prior written consent of the Indemnifying Party.  The Indemnifying Party shall have the right (but not the obligation) to assume the defense or settlement of any such claim, proceeding, action, or suit at its expense, by counsel of its choice.  Except for the settlement of a claim which involves the payment of money only and for which the party seeking indemnification is wholly indemnified by the Indemnifying Party, no claim may be settled by the Indemnifying Party without the written consent of the party seeking indemnification such consent not to be unreasonably withheld.  If the Indemnifying Party assumes such defense, the Party seeking indemnity shall cooperate fully with the Indemnifying Party in defense of the action and the

Indemnifying Party shall not be liable to pay or reimburse the other party for attorneys’ fees or expenses, except such out-of-pocket costs or expenses incurred by the Indemnified Party in cooperating with the Indemnifying Party.

21.           NOTICES

All notices provided by this Agreement shall be in writing and shall be given by facsimile or registered mail, postage prepaid, or by personal delivery, by one party to the other, addressed to such other Party at the applicable address set forth below, or to such other addresses as may be given for such purpose by such other party by notice duly given hereunder.  Notice shall be deemed properly given on the date of a confirmed facsimile transmission, three (3) days after the date mailed if given by first class mail or on the date of delivery, which ever applies:

To MFF:	Mrs. Fields Franchising, LLC
2855 E. Cottonwood Parkway, Suite 400
Salt Lake City, UT 84121
Attention: General Counsel
Fax No: (801) 736-5944

To Shadewell:	Shadewell Grove IP, LLC
100 West 5th
Suite 700
Tulsa, OK 74103

22.           GENERAL PROVISIONS

(a)           No Fiduciary or Other Relationship.  It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that MFF and Shadewell are and shall be independent contractors and that nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose whatsoever.

(b)           Use of Licensed Names and Marks in Contracts.  Shadewell shall not employ any of the Licensed Names and Marks in signing any contract or applying for any license or permit or in a manner that may result in MFF’s liability for any of Shadewell’s indebtedness or obligations, nor may Shadewell use the Licensed Names and Marks in any way not expressly authorized by MFF.  Except as expressly authorized in writing, neither MFF nor Shadewell shall make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other, represent that their relationship is other than licensor and licensee or be obligated by or have any liability under any agreements or representations made by the other that are not expressly authorized in writing.

(c)           Severability.  Except as expressly provided to the contrary herein, each Section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable and if, for any reason, any such provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which MFF is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, which shall continue to be given full force and effect and bind the parties hereto, although any portion held to be invalid shall be deemed not to be a part of this Agreement from the date the time for appeal expires, if Shadewell is a party thereto, otherwise upon Shadewell’s receipt of a notice of non-enforcement thereof from MFF.  If any covenant herein which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all thereof, Shadewell and MFF agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

(d)           Substitution of Provisions.  If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder, or the taking of some other action not required hereunder, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable provisions hereof.  Shadewell agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof, any portion or portions which a court may hold to be unenforceable in a final decision to which MFF is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.  Such modifications to this Agreement shall be effective only in such jurisdiction, unless MFF elects to give them greater applicability, and shall be enforced as originally made and entered into in all other jurisdictions.

(e)           Waiver.  MFF and Shadewell may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice thereof to the other or such other effective date stated in the notice of waiver.  Any waiver so granted by the waiving party shall be without prejudice to any other rights the waiving party may have, will be subject to continuing review by the waiving party and may be revoked, in the waiving party’s sole discretion, at any time and for any reason, effective upon delivery to the other party of ten (10) days’ prior written notice.

(f)            Waiver by Custom or Practice.  MFF and Shadewell shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal or neglect of MFF or Shadewell to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder; any waiver, forbearance, delay, failure or omission by MFF or Shadewell to exercise any right, power or option, whether of the same, similar or different nature, or MFF’s acceptance of any payments due from Shadewell after any breach of this Agreement.

(g)           Force Majeure.  Neither MFF nor Shadewell shall be liable for loss or damage or deemed to be in breach of this Agreement if their failure to perform obligations results from:

(i)                                     compliance with any law, regulation, requirement or instruction of any federal, state, municipal or foreign government or any department or agency thereof; or

(ii)                                  acts of God; or

(iii)                               fires, strikes, embargoes, war or riot; or

(iv)                              any other similar event or cause.

Any delay resulting from any of said causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payments of amounts owed at the time of such occurrence or payment of any Running Royalties for Royalty Bearing Products due on any sales thereafter.

(h)           Press Release.  Unless consented to by either party in advance or as required by law, regulation, statute, etc., both parties agree not to issue any formal press release prior to the introduction of Royalty Bearing Products through the Designated Distribution Channels.

(i)            Temporary Restraining Orders.  Notwithstanding anything to the contrary contained in this Agreement, MFF and Shadewell shall each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction.

(j)            Rights Cumulative.  The rights of MFF and Shadewell hereunder are cumulative and no exercise or enforcement by MFF or Shadewell of any right or remedy hereunder shall preclude the exercise or enforcement by MFF or Shadewell of any other right or remedy hereunder which MFF or Shadewell is entitled by law to enforce.

(k)           Costs and Attorney Fees.  If a claim for amounts owed by Shadewell to

MFF or its affiliates is asserted in any judicial proceeding or appeal thereof, or if MFF or Shadewell is required to enforce this Agreement in any judicial proceeding or appeal thereof, the party prevailing in such proceeding shall be entitled to reimbursement of its reasonable costs and expenses, including reasonable accounting and legal fees, whether incurred prior to, in preparation for, or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement.  If MFF incurs expenses in connection with Shadewell’s failure to pay when due amounts owing to MFF, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, or if Shadewell incurs expenses in connection with MFF’s failure to comply with this Agreement, including, but not limited to legal and accounting fees, the party incurring the expense shall be reimbursed by the other party for any such reasonable costs and expenses which it incurs.

(l)            Governing Law.  Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. ‘‘ 1051 et seq.) or other federal law, this Agreement, and the relationship between Shadewell and MFF, shall be governed by the laws of the State of Utah.

(m)          Jurisdiction.  Shadewell and MFF hereby irrevocably consent and agree that any legal action, suit or proceeding arising out of or in any way in connection with this Agreement may be instituted or brought in the United States District Court for the District of Utah. Shadewell and MFF hereby irrevocably consent and submit to, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of such Court, and to all proceedings in such Court.  Further, Shadewell and MFF irrevocably consent to actual receipt of any summons and/or legal process at their respective addresses as set forth in this Agreement as constituting in every respect sufficient and effective service of process in any such legal action or proceeding.  Shadewell and MFF further agree that final judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction, whether within or outside the United States of America, by suit under judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of the liability.

(n)           Waiver of Punitive Damages.  Except with respect to the indemnification obligations of the parties hereunder, the parties waive to the fullest extent permitted by law any right to or claim for any punitive or exemplary damages against the other and agree that, in the event of a dispute between them, the party making a claim shall be limited to recovery of any actual damages it sustains.

(o)           Headings.  The headings of the several sections and paragraphs hereof are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

(p)           Entire Agreement.  This Agreement and the Exhibits hereto represent the entire agreement between MFF and Shadewell with respect to the subject matter hereof and supersede any prior agreements and negotiations between the parties.  This Agreement does not affect my rights or obligations of the parties under the Retail Agreement.

(q)           Exhibits.  All Exhibits hereto form part of this Agreement.

(r)            Counterparts.  This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

(s)           Expenses.  Each party shall bear its own expenses (including attorneys’ fees and expenses) in connection with the preparation, negotiation, execution, and delivery of this Agreement.

IN WITNESS THEREOF, this Agreement has been executed by the Parties hereto as of the date and year first written above.

SHADEWELL GROVE IP, LLC

By:	/s/ Tim Bruer
Tim Bruer
Its:	President

MRS. FIELDS FRANCHISING, LLC

By:	/s/ Michael Ward
Michael Ward
Its:	Executive Vice President, General Counsel

EXHIBIT “A”

LICENSED NAMES AND MARKS

Mrs. Fields

EXHIBIT “B”

ROYALTY BEARING PRODUCTS

“Brownie Products”:

1.  Shelf stable ready-to-eat brownies packaged for retail sale.

“Topping Products”:

1.  Shelf stable ready-to-eat dessert toppings packaged for retail sale.

2.  Shelf stable ready-to-eat syrups packaged for retail sale.